                                                                    EXHIBIT 99.5

                            TYCO INTERNATIONAL LTD.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
                                 MARCH 31, 1999

                            TYCO INTERNATIONAL LTD.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     On October 1, 1998 and April 2, 1999, Tyco consummated mergers with United States Surgical Corporation ("USSC") and AMP Incorporated ("AMP"), respectively. These transactions were accounted for under the pooling of interests method and, accordingly, the consolidated financial statements reflect the combined financial position, results of operations and cash flows of Tyco, USSC and AMP for all periods presented. See Notes 1 and 2 to the unaudited Supplemental Consolidated Financial Statements presented herein.

RESULTS OF OPERATIONS

     Information for all periods presented below reflects the grouping of the Company's businesses into four business segments consisting of Healthcare and Specialty Products, Fire and Security Services, Flow Control Products, and Electrical and Electronic Components.

  Overview

     Income before extraordinary item was $54.3 million, or $.07 per share on a diluted basis, for the six months ended March 31, 1999 as compared to $778.0 million, or $.98 per diluted share, for the six months ended March 31, 1998. During the six months ended March 31, 1999, the Company incurred an after-tax charge of $810.2 million ($.98 per share) related to costs incurred by AMP to consolidate facilities and reduce support staff associated with its Profit Improvement Plan and costs incurred by USSC to exit certain businesses. During the six months ended March 31, 1998, the Company incurred a net after-tax credit of $5.2 million ($.01 per share) resulting from a reduction in restructuring reserves related to AMP's 1996 restructuring plans, offset by restructuring charges incurred in USSC's operations. Excluding these non-recurring charges, income before extraordinary item rose 11.9% to $864.5 million, or $1.04 per diluted share, for the six months ended March 31, 1999, as compared to $772.8 million, or $.97 per diluted share, for the six months ended March 31, 1998. The increase was attributable to increased sales, margin improvements and results of acquired companies in the Company's Healthcare and Specialty Products group, Fire and Security Services group and Flow Control Products group.

     After each acquisition, acquired companies are immediately integrated, and Tyco does not separately track post-acquisition financial results. Accordingly, the impact of certain acquired companies in the following analysis is based on estimates and assumes that acquisitions were completed as of the beginning of the periods discussed.

  Quarter ended March 31, 1999 Compared to Quarter ended March 31, 1998

     Sales increased 14.8% during the quarter ended March 31, 1999 to $5.24 billion from $4.56 billion in the quarter ended March 31, 1998.

     Sales of the Healthcare and Specialty Products group increased $292.2 million to $1.40 billion, or 26.5%, principally due to increased sales at the Tyco Healthcare Group, and to a lesser extent ADT Automotive and Tyco Plastics and Adhesives. This increase in the Tyco Healthcare Group was primarily due to the inclusion of Sherwood-Davis & Geck ("Sherwood"), acquired in February 1998 and Graphic Controls Corporation ("Graphic Controls"), acquired in October 1998. Excluding the impact of Sherwood and Graphic Controls, sales for the segment increased an estimated $88.8 million, or 6.7%.

     Sales of the Fire and Security Services group increased $351.6 million to $1.45 billion, or 32.1%, principally due to increased sales in the Company's electronic security services business in the United States and European Fire Protection operations, and to a lesser extent, in the North American fire protection operations. These increases were primarily due to the higher volume of recurring service revenues and the inclusion of the results of acquired companies. Excluding the impact of CIPE S.A. ("CIPE") and Wells Fargo Alarm ("Wells Fargo"), which were acquired in the third quarter of fiscal 1998, and Entergy Security

Corporation ("Entergy") and Alarmguard Holdings, Inc. ("Alarmguard"), which were acquired in the second quarter of fiscal 1999, sales increased an estimated $211.7 million or 16.9%.

     Sales of the Flow Control Products group increased $64.3 million to $613.1 million, or 11.7%, primarily reflecting increased demand for valve products in North America and Europe and the inclusion of the U.S. operations of Crosby Valve, Inc. ("Crosby Valve"), acquired in July 1998, and Rust Environmental and Infrastructure, Inc. ("Rust"), acquired in September 1998. Excluding the impact of Crosby Valve and Rust, sales increased an estimated $21.7 million, or 3.7%.

     Sales of the Electrical and Electronic Components group decreased $31.2 million to $1.78 billion, or 1.7%, due to decreased sales at AMP partially offset by increased sales at Tyco Submarine Systems Ltd. ("TSSL") and the inclusion of Sigma Circuits, Inc. ("Sigma"), which was acquired in July 1998. Excluding the impact of Sigma, sales decreased an estimated $54.8 million, or 3.0%.

     Pre-tax income before extraordinary item was $308.2 million for the quarter ended March 31, 1999, as compared to $593.2 million for the quarter ended March 31, 1998. Pre-tax income for the quarter ended March 31, 1999 included charges of $237.3 million for merger, restructuring and other non-recurring items related to AMP's Profit Improvement Plan and $67.6 million for the impairment of long-lived assets related to AMP's operations. Excluding these non-recurring charges, pre-tax income increased $19.9 million, or 3.4%, to $613.1 million. Amortization expense for goodwill and other intangible assets was $74.7 million for the quarter ended March 31, 1999 and $52.2 million for the quarter ended March 31, 1998. The following analysis is presented exclusive of these merger, restructuring and impairment charges.

     Operating profits for the Healthcare and Specialty Products group increased $131.8 million to $322.5 million, or 69.1%. Operating profits were 23.1% of sales in the quarter ended March 31, 1999 as compared to 17.3% in the quarter ended March 31, 1998. The increase was principally due to increased volume and margins in the Tyco Healthcare Group, including the effect of the acquisitions of Sherwood and Graphic Controls, and to a lesser extent, improved margins at Tyco Plastics and Adhesives and ADT Automotive.

     Operating profits for the Fire and Security Services group increased $86.0 million to $235.8 million, or 57.4%. Operating profits were 16.3% of sales in the quarter ended March 31, 1999 as compared to 13.7% in the quarter ended March 31, 1998. The overall increase was primarily due to higher service volume in the Company's worldwide security and fire protection businesses. The increase in operating profits as a percentage of sales was due to improved margins in the European security and fire protection operations.

     Operating profits for the Flow Control Products group increased $17.9 million to $91.3 million, or 24.4%. Operating profits were 14.9% of sales in the quarter ended March 31, 1999 as compared to 13.4% in the quarter ended March 31, 1998. The increase was due to higher volume and margins in the Company's European flow control products operations and improved margins at Mueller and Allied Tube & Conduit.

     Operating profits for the Electrical and Electronic Components group decreased $148.4 million to $97.6 million, or 60.3%. Operating profits were 5.5% of sales in the quarter ended March 31, 1999 and 13.6% in the quarter ended March 31, 1998. The decrease was principally due to decreased sales and lower margins at AMP.

     The effect of changes in foreign exchange rates during the quarter ended March 31, 1999 as compared to the quarter ended March 31, 1998 was not material to the Company's sales and operating profits.

     Net interest expense increased $63.9 million to $115.0 million, due to higher average debt balances, as a result of monies borrowed to pay for acquisitions during fiscal 1999 and 1998.

     The effective income tax rate was 29.8% during the quarter ended March 31, 1999 and 32.4% during the quarter ended March 31, 1998. The decrease was due to higher earnings in domiciles with lower income tax rates.

  Six Months ended March 31, 1999 Compared to Six Months ended March 31, 1998

     Sales increased 16.1% during the six months ended March 31, 1999 to $10.45 billion from $9.00 billion in the six months ended March 31, 1998.

     Sales of the Healthcare and Specialty Products group increased $656.0 million to $2.74 billion, or 31.5%, principally due to increased sales of the Tyco Healthcare Group, and to a lesser extent ADT Automotive and Tyco Plastics and Adhesives. The increase in the Tyco Healthcare Group was primarily due to the inclusion of Sherwood, acquired in February 1998, and Graphic Controls, acquired in October 1998. Excluding the impact of Sherwood and Graphic Controls, sales for the segment increased an estimated $142.0 million, or 5.4%.

     Sales of the Fire and Security Services group increased $609.3 million to $2.83 billion, or 27.4%, principally due to increased sales in the Company's electronic security services business in the United States, the North American fire protection operations and the European fire protection and security operations. These increases were primarily due to the higher volume of recurring service revenues and the inclusion of the results of acquired companies. Excluding the impact of CIPE and Wells Fargo, which were acquired in the third quarter of fiscal 1998, and Entergy and Alarmguard, which were acquired in the second quarter of fiscal 1999, sales increased an estimated $348.8 million or 13.8%.

     Sales of the Flow Control Products group increased $166.7 million to $1.27 billion, or 15.2%, primarily reflecting increased demand for valve products in North America and Europe and the inclusion of the U.S. Operations of Crosby Valve, acquired in July 1998, and Rust, acquired in September 1998. Excluding the impact of Crosby Valve and Rust, sales increased an estimated $74.4 million, or 6.3%.

     Sales of the Electrical and Electronic Components group increased $19.7 million to $3.62 billion, or 0.5%, principally due to increased sales at TSSL and the inclusion of Sigma, which was acquired in July 1998, partially offset by decreased sales at AMP. Excluding the impact of Sigma, sales decreased $27.5 million, or 0.8%.

     Pre-tax income before extraordinary item was $233.8 million for the six months ended March 31, 1999, as compared to $1,162.1 million for the six months ended March 31, 1998. Pre-tax income for the six months ended March 31, 1999 included charges of $841.0 million for merger, restructuring and other non-recurring items and $143.6 million for the impairment of long-lived assets related to AMP's Profit Improvement Plan and the merger with USSC. Pre-tax income for the six months ended March 31, 1998 included a net credit to restructuring of $9.4 million comprised of a $21.4 million credit for cost savings on restructuring related to AMP, and a $12.0 million charge related to USSC's operations. See Notes 7 and 8 to the unaudited Supplemental Consolidated Financial Statements. Excluding these non-recurring charges, pre-tax income increased $65.7 million, or 5.7%, to $1.22 billion. Amortization expense for goodwill and other intangible assets was $141.0 million for the six months ended March 31, 1999 and $93.4 million for the six months ended March 31, 1998. The following analysis is presented exclusive of these merger, restructuring and impairment charges.

     Operating profits for the Healthcare and Specialty Products group increased $248.3 million to $596.3 million, or 71.4%. Operating profits were 21.8% of sales in the six months ended March 31, 1999 as compared to 16.7% in the six months ended March 31, 1998. The increase was principally due to increased volume and margins in the Tyco Healthcare Group, including the effect of the acquisition of Sherwood and Graphic Controls, and improved margins at Tyco Plastics and Adhesives.

     Operating profits for the Fire and Security Services increased $144.9 million to $441.1 million, or 48.9%. Operating profits were 15.6% of sales in the six months ended March 31, 1999 as compared to 13.3% in the six months ended March 31, 1998. The overall increase was primarily due to higher service volume in the Company's worldwide security and fire protection businesses. The increase in operating profits as a percentage of sales was due to improved margins in the European security and fire protection operations.

     Operating profits for the Flow Control Products group increased $39.6 million to $184.9 million, or 27.3%. Operating profits were 14.6% of sales in the six months ended March 31, 1999 as compared to 13.2% in the six months ended March 31, 1998. The increase was due to higher volume and margins in the Company's European flow control products operations and improved margins at Mueller and Allied Tube & Conduit.

     Operating profits for the Electrical and Electronic Components group decreased $212.5 million to $272.7 million, or 43.8%. Operating profits were 7.5% of sales in the six months ended March 31, 1999 and 13.5% in the six months ended March 31, 1998. The decrease was principally due to decreased sales and lower margins at AMP.

     The effect of changes in foreign exchange rates during the six months ended March 31, 1999 as compared to the six months ended March 31, 1998 was not material to the Company's sales and operating profits.

     Net interest expense increased $147.6 million to $238.5 million, due to higher average debt balances, as a result of monies borrowed to pay for acquisitions during fiscal 1999 and 1998.

     The effective income tax rate was 29.0% during the six months ended March 31, 1999 and 33.0% during the six months ended March 31, 1998. The decrease was due to higher earnings in domiciles with lower income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

     As presented in the unaudited Supplemental Consolidated Statement of Cash Flows, cash provided by operating activities net of the effect of acquired assets and liabilities was $784.3 million during the first six months of fiscal 1999. The working capital acquired as a result of acquisitions during the period is reflected in the cost of acquisitions in the unaudited Supplemental Consolidated Statement of Cash Flows. The significant operating changes in working capital were a $209.5 million increase in inventory, a $101.1 million increase in accounts receivable and contracts in process and a $88.5 increase in prepaid expenses and other current assets. The impact of changes in foreign exchange rates did not materially affect net working capital during the period.

     During the first six months of fiscal 1999, the Company used cash of $1.71 billion to acquire companies in each of its four business segments, $646.2 million to purchase property, plant and equipment, $234.0 million to purchase the USSC North Haven facilities discussed below and $150.6 million to pay dividends to shareholders. The Company received proceeds of $263.5 million from the exercise of common share options.

     The source of the cash used for acquisitions was primarily an increase in total debt and cash flows from operations. At March 31, 1999, the Company's total debt was $8.73 billion, as compared to $6.24 billion at September 30, 1998. The increase resulted principally from the issuance of $800 million private placement notes in October 1998, the issuance of $1.2 billion public debt securities in January 1999 and borrowings under the Company's new commercial paper program, offset by repayment of the bank credit agreement. This net increase was partially offset by the tender offer for outstanding debt instruments with higher interest rates, whereby $367 million principal amount of notes outstanding were purchased. Shareholders' equity was $9.83 billion, or $12.01 per share, at March 31, 1999, compared to $9.90 billion, or $12.22 per share, at September 30, 1998. Goodwill and other intangible assets were $8.61 billion at March 31, 1999, compared to $7.11 billion at September 30, 1998. Total debt as a percent of total capitalization (total debt and shareholders' equity) was 47% at March 31, 1999 and 39% at September 30, 1998. Net debt (total debt less cash and cash equivalents) as a percent of total capitalization was 39% at March 31, 1999 and 32% at September 30, 1998.

     In October 1998, TIG issued $800 million of debt in a private placement offering consisting of two series of restricted notes: $400 million of 5.875% notes due November 2004 and $400 million of 6.125% notes due November 2008. The notes are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $791.7 million were used to repay borrowings under TIG's $2.25 billion bank credit facility. At the same time, TIG also entered into an interest rate swap agreement with a notional amount of $400 million to hedge the fixed rate terms of the 6.125% notes due 2008. Under this agreement, which expires in November 2008, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on LIBOR, as defined therein. Subsequently, in April 1999, TIG exchanged $394.5 million of the 5.875% private placement notes due 2004 and $345.0 million of the 6.125% restricted notes due 2008 for public notes. The form and terms of the public notes of each series are identical in all material respects to the form and terms of the outstanding private placement notes of the corresponding series, except that the public notes are not subject to restrictions on transfer under the United States securities laws.

     In December 1998, the Company assumed the debt related to USSC's North Haven facilities of approximately $211 million. The assumption of the debt combined with the settlement of certain other obligations in the amount of $23 million resulted in the Company acquiring ownership of the North Haven property for a total cost of $234 million.

     In January 1999, TIG issued $400 million of its 6.125% notes due 2009 and $800 million of its 6.875% notes due 2029 in a public offering. The notes are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $1.17 billion were used to repay borrowings under TIG's $2.25 billion bank credit facility. At the same time, TIG also entered into an interest rate swap agreement to hedge the fixed rate terms of the $400 million notes due 2009. Under the agreement, which expires in January 2009, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on an average of three different LIBO rates, as defined, plus a spread.

     In January 1999, TIG initiated a commercial paper program under which it could initially issue notes with an aggregate face value of up to $1.75 billion. In February 1999, the Company increased its borrowing capacity under the commercial paper program to $3.25 billion in connection with the increase in borrowing capacity under TIG's credit agreement discussed below. The notes are fully and unconditionally guaranteed by Tyco. Proceeds from the sale of the notes will be used for working capital and other corporate purposes. The Company is required to maintain an available unused balance under its bank credit agreement sufficient to support amounts outstanding under this commercial paper program.

     In February 1999, TIG renegotiated its $2.25 billion credit agreement with a group of commercial banks, giving it the right to borrow up to $3.40 billion until February 11, 2000, with the option to extend to February 11, 2001, and borrow up to an additional $0.5 billion until February 12, 2003. TIG has the option to increase the $3.40 billion part of the credit facility up to $4.0 billion. Interest payable on borrowings is variable based upon TIG's option to select a Eurodollar rate plus margins ranging from 0.41% to 0.43%, a certificate of deposit rate plus margins ranging from 0.535% to 0.555%, or a base rate, as defined. If the outstanding principal amount of loans equals or exceeds 25% of the commitments, the Eurodollar and certificate of deposit margins are increased by 0.125%. The obligations of TIG under the credit agreement are guaranteed by Tyco. TIG is using $3.25 billion of the $3.40 billion credit facility to fully support its commercial paper program discussed above and therefore expects this part to remain largely undrawn.

     In February 1999, the Company completed a tender offer for its 7.25% senior notes due 2008, issued by USSC, in which $292 million of the $300 million principal amount of the notes outstanding were purchased. The Company also completed a tender offer for its 12.0% senior subordinated notes due 2005, issued by Graphic Controls, in which all $75 million principal amount of the notes outstanding were purchased.

     The Company believes that its cash flow from operations, together with its existing credit facilities and other credit arrangements, is adequate to fund its operations.

BACKLOG

     The backlog of unfilled orders was approximately $4.9 billion at March 31, 1999 as compared to $5.2 billion at September 30, 1998. The net decrease resulted principally from a decrease in backlog in the Company's submarine systems business, due to the timing of contracts, partially offset by an increase in backlog at Earth Tech and at the Company's worldwide security and North American fire protection businesses.

YEAR 2000 COMPLIANCE

     Year 2000 compliance programs and system modifications were initiated by the Company in fiscal 1997 in an attempt to ensure that these systems and key processes will remain functional. The Company is continuing its assessment of the potential impact of the Year 2000 on date-sensitive information in computer software programs and operating systems in its product development, financial business systems and administrative functions, and has begun implementing strategies to avoid adverse implications. This objective is expected to be achieved either by modifying present systems using existing internal and external programming resources or by installing new systems, and by monitoring supplier, customer and other third-party readiness. Review of the systems affecting the Company is progressing and the Company is continuing its implementation strategy. The costs of the Company's Year 2000 program to date have not been material, and the Company does not anticipate that the costs of any required modifications to its information technology or embedded technology systems will have a material adverse effect on its financial position, results of operations or liquidity.

     In the event that the Company or material third parties fail to complete their Year 2000 compliance programs successfully and on time, the Company's ability to operate its businesses, service customers, bill or collect its revenues or purchase products in a timely manner could be adversely affected. Although there can be no assurance that the conversion of the Company's systems will be successful or that the Company's key third-party relationships will have successful conversion programs, management does not expect that any such failure would have a material adverse effect on the financial position, results of operations or liquidity of the Company. The Company has day-to-day operational contingency plans, and management is in the process of updating these plans for possible Year 2000 specific operational requirements.

CONVERSION TO THE EURO

     On January 1, 1999, 11 European countries began using the "euro" as their single currency, while still continuing to use their own notes and coins for cash transactions. Banknotes and coins denominated in euros are expected to be put in circulation and local notes and coins will cease to be legal tender during 2002. Tyco conducts a significant amount of business in these countries. Introduction of the euro has not resulted in any material adverse impact on the Company, although the Company continues to monitor the effects of the conversion.

FORWARD LOOKING INFORMATION

     Comments in this report contain certain forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many risk factors, relevant examples of which are set forth in the "Management's Discussion and Analysis" section of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, the Company's Current Report on Form 8-K filed on December 10, 1998 and the Company's Current Report on Form 8-K filed herewith.